EXHIBIT 10.21

RESTRICTED STOCK UNIT DEFERRAL ELECTION

I hereby elect to defer the settlement date of the Restricted Stock Units set forth below granted to me by IRIS International, Inc. (the “Company”) on                     , 20     (the “Restricted Stock Units”), subject to the terms and conditions of the Company’s 2007 Stock Incentive Plan (the “Plan”) and this Restricted Stock Unit Deferral Election (the “Election”). I understand that this Election is irrevocable. The terms of my Election are as follows:

1. Restricted Stock Units to which Election applies. I elect to defer settlement of that portion of the Restricted Stock Units equating to              Shares (as defined below) (the “Deferred Units”).

2. Restricted Stock Units Deferral Elections. I understand that the Deferred Units will be settled in shares of the Company’s common stock (“Shares”) payable in a single lump sum. I understand that if I fail to make an election with respect to any Restricted Stock Units that I will be deemed to have elected settlement of such Restricted Stock Units when such units vest as provided in the Restricted Stock Unit Agreement relating to my Restricted Stock Units (the “Agreement”).

3. Settlement Date. Subject to the terms of the Plan and my Agreement, I will receive Shares in settlement of my Deferred Units (to the extent vested) within thirty (30) days, or such later date as may be required by applicable law, of the earlier of the events I have elected below (as applicable, the “Settlement Date”) (check all that you would like to apply):

☐	1. I elect a Settlement Date for the Deferred Units on (you must select a date no earlier than thirteen months from the date of grant of the Restricted Stock Units. If you elect a Settlement Date prior to the date the Deferred Units vest, the Deferred Units will be settled on the vesting date.)

☐	2. The date of my “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).

☐	3. The date of a change in control of the Company (as defined in Section 409A).

☐	4. The date of my death.

☐	5. The date of my disability (as defined in Section 409A).

Notwithstanding the foregoing, if the Settlement Date is as a result of my separation from service, as determined by the Company, other than due to my death, and I am a “specified employee” within the meaning of Section 409A at the time of such separation from service, then my Deferred Units will not be settled until the date six (6) months and one (1) day following the date of separation from service, unless I die following my separation from service, in which case, my Deferred Units will be settled as soon as practicable following my death.

4. Change of Settlement Date. I understand that I may make, with the consent of the Company, a subsequent election to further defer settlement of my Deferred Units, and that such an election must be made at least one (1) year prior to my originally selected Settlement Date and I further understand that my newly elected Settlement Date must be at least five (5) years after the date of the originally selected Settlement Date. I further understand that the ability to make such a subsequent deferral election may not be available to me in the future if the Company changes its administration policies to reflect any changes to applicable law governing deferred compensation.

5.	Filing of Election. This Election must be filed with the Company no later than , 20 [1].

6.	Irrevocability of Election. This Election will become irrevocable as of the date it is executed.

[1]	30 days after date of Restricted Stock Unit grant.

7. Award is Unfunded. I understand that the Company has not formally funded my award and that I am considered a general unsecured creditor of the Company with respect to my rights under the award.

8. Taxes. I understand and acknowledge that current tax law provides that amounts deferred will be taxable as ordinary income in the year paid. I, however, agree and acknowledge that I may be subject to employment taxes on the original vesting date(s). If the Administrator (as defined in the Plan) determines that the Company is required to withhold for any taxes, including, but not limited to, income or employment taxes, prior to the date of deferred payout, I agree that, if I do not make other arrangements that are satisfactory to the Administrator, in its sole discretion, the Company may withhold from other compensation due to me, including, but not limited to, salary. I understand that, upon receipt of deferred payouts, I may owe taxes both (a) to the state where I resided at the time of making this election and, if different, (b) to the state where I reside when I receive a deferred payout.

9. Section 409A. It is the intent of this Election to comply with the requirements of Section 409A so that none of the Deferred Units or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

10. Subject to Plan. This Election is in all respects subject to the terms and conditions of the Plan. Should any inconsistency exist between this Election, the Plan, the Agreement, and/or any applicable law, then the provisions of either the applicable law or the Plan will control, with the Plan subordinated to the applicable law and the Agreement subordinated to this Election.

Dated:

Name:

Signature: